Exhibit 10.14
Amended and Restated Employment Agreement
     This Amended and Restated Employment Agreement (the “Agreement”) dated as of December 23, 2008 (the “Effective Date”), is made by and between United Components, Inc. (together with any successor thereto, the “Company”) and Bruce Zorich (the “Executive”).
RECITALS
A.	The Executive and United Aftermarket, Inc., a predecessor to the Company, previously entered into that certain Employment Agreement, dated April 18, 2003 (the “Old Agreement”).

B.	The Executive and Company desire to amend certain terms of the Old Agreement by entering into this Agreement.

C.	The Executive desires to provide services to the Company on the terms herein provided.
AGREEMENT
     NOW, THEREFORE, in consideration of the foregoing and of the respective covenants and agreements set forth below the parties hereto agree as follows:
1. Certain Definitions.
(a)	“Affiliate” shall mean, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with, such Person where “control” shall have the meaning given such term under Rule 405 of the Securities Act. Affiliates of Carlyle Partners III, L.P., a Delaware limited partnership, shall include all Persons directly or indirectly controlled by TC Group, LLC, a Delaware limited liability company.

(b)	“Annual Base Salary” shall have the meaning set forth in Section 3(a).

(c)	“Board” shall mean the Board of Directors of the Company or Parent.

(d)	The Company shall have “Cause” to terminate the Executive’s employment hereunder upon:
(i)	the Executive’s failure to use his reasonable best efforts to follow a legal written order of the Board, other than any such failure resulting from the Executive’s Disability, and such failure is not remedied within 30 days after receipt of notice;

(ii)	Executive’s gross or willful misconduct with regard to the Company;

(iii)	Executive’s conviction of a felony or crime involving material dishonesty;

(iv)	Executive’s fraud or personal dishonesty involving the Company’s assets (but excluding expense reimbursement disputes as to which Executive had a reasonable good faith belief that his conduct was within the policies of the Company); or

(v)	the Executive’s unlawful use (including being under the influence) or possession of illegal drugs on the Company’s premises or while performing the Executive’s duties and responsibilities under this Agreement.
(e)	“Change in Control” shall mean a change in ownership or control of the Company or Parent effected through a transaction or series of transactions (other than an offering of share of common stock of the Company or Parent to the general public through a registration statement filed with the Securities and Exchange Commission) whereby any “person” or related “group” of “persons” (as such terms are used in Sections 13(d) and 14(d)(2) of the Exchange Act) (other than the Company, Parent or any of their respective subsidiaries, an employee benefit plan maintained by the Company, Parent or any of their respective subsidiaries, a Principal Stockholder, any Affiliate of a Principal Stockholder or a “person” that, prior to such transaction, directly or indirectly controls, is controlled by, or is under common control with, the Company, Parent or a Principal Stockholder) directly or indirectly acquires beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of securities of the Company or Parent possessing more than fifty percent (50%) of the total combined voting power of the Company’s or Parent’s securities outstanding immediately after such acquisition.

(f)	“Company” shall have the meaning set forth in the preamble hereto.

(g)	“Compensation Committee” means the Compensation Committee of the Board.

(h)	“Date of Termination” shall mean (i) if the Executive’s employment is terminated by his death, the date of his death; (ii) if the Executive’s employment is terminated pursuant to Section 4(a)(ii) – (vi) either the date indicated in the Notice of Termination or the date specified by the Company pursuant to Section 4(b), whichever is earlier; (iii) if the Executive’s employment is terminated pursuant to Section 4(a)(vii) or Section 4(a)(viii), the expiration of the then-applicable Term.

(i)	“Disability” shall mean the absence of the Executive from the Executive’s duties to the Company on a full-time basis for a total of six months during any 12-month period as a result of incapacity due to mental or physical illness which is determined to be reasonably likely to extend beyond the completion of the Term and which determination is made by a physician selected by the Company and acceptable to the Executive or the Executive’s legal representative (such agreement as to acceptability not to be withheld unreasonably). A Disability shall not be “incurred” hereunder until, at the earliest, the last day of the sixth month of such absence.

(j)	“Exchange Act” shall mean the Securities and Exchange Act of 1934, as amended.

(k)	“Executive” shall have the meaning set forth in the preamble hereto.

(l)	“Executive Bonus Plan” shall have the meaning set forth in Section 3(b).

(m)	“First Payment Date” shall have the meaning set forth in Section 5(g).

(n)	(i) The Executive shall have “Good Reason” to resign his employment upon the occurrence of any of the following:
     (A) failure of the Company to continue the Executive in the position of Chief Executive Officer;
     (B) a material diminution in the nature of scope of the Executive’s responsibilities, duties or authority;
     (C) failure of the Principal Shareholders to satisfy their requirements under Section 2(c)(ii) of the Agreement
     (D) failure of the Company to make any payment or provide any benefit under this Agreement;
     (E) the Company’s material breach of this Agreement; or
     (F) failure of any successor to the Company to assume the obligations of the Company hereunder.
(ii)	The Executive may not resign his employment for Good Reason unless:
     (A) the Executive provided the Company with at least 30 days prior written notice of his intent to resign for Good Reason; and
     (B) the Company has not remedied the alleged violation(s) within the 30-day period.
(o)	“Inventions” shall have the meaning set forth in Section 8.

(p)	“Notice of Termination” shall have the meaning set forth in Section 4(b).

(q)	“Parent” shall mean UCI Holdco, Inc.

(r)	“Person” shall mean an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, governmental authority or other entity of whatever nature.

(s)	“Principal Stockholders” shall mean Carlyle Partners III, L.P., a Delaware limited partnership, or any of its Affiliates.

(t)	“Securities Act” shall mean the Securities Act of 1933, as amended.

(u)	“Term” shall have the meaning set forth in Section 2(b).

(v)	“Termination of Employment” shall mean the time when the engagement of the Executive as an employee of the Company terminates, but excluding terminations where there is simultaneous commencement by the Executive of a relationship with the Company or any of its affiliates as an employee. In no event shall a “Termination of Employment” occur under this Agreement until the Executive incurs a “separation from service” within the meaning of Treasury Regulation Section 1.409A-1(h).
2. Employment.
(a)	The Company shall employ the Executive and the Executive shall enter the employ of the Company, for the period set forth in Section 2(b), in the position set forth in Section 2(c), and upon the other terms and conditions herein provided.

(b)	The initial term of employment under this Agreement (the “Initial Term”) shall be for the period beginning on the Effective Date of this Agreement and ending on the first anniversary thereof, unless earlier terminated as provided in Section 4. The employment term hereunder shall automatically be extended for successive one-year periods (“Extension Terms” and, collectively with the Initial Term, the “Term”) unless either party gives notice of non-extension to the other no later than 90 days prior to the expiration of the then-applicable Term.

(c)	Position and Duties.
(i)	The Executive shall serve as Chief Executive Officer of the Company and shall have the authorities duties and responsibilities customarily commensurate with such position and such additional customary responsibilities, duties and authority as may from time to time be reasonably assigned to the Executive by the Board. The Executive shall report to the Board. The Executive shall devote substantially all his working time and efforts to the business and affairs of the Company. The Executive agrees to observe and comply with the Company’s rules and policies as adopted by the Company from time to time. During the Term, it shall not be a violation of this Agreement for the Executive to (i) serve on industry trade, civic or charitable boards or committees; (ii) deliver lectures or fulfill speaking engagements; or (iii) manage personal investments, as long as such activities do not materially interfere with the performance of the Executive’s duties and responsibilities. The Executive shall be permitted to serve on for-profit corporate boards of directors and advisory committees if approved in advance by the Board.

(ii)	The Principal Stockholders shall cause the Executive to be appointed or elected to the Board. During the Term, the Board shall propose the Executive for re-election to the Board and the Principal Stockholders shall vote all of their shares of Common Stock in favor of such re-election.

3. Compensation and Related Matters.
(a)	Annual Base Salary. During the Term, the Executive shall receive a base salary at a rate of $465,000 per annum, which shall be paid in accordance with the customary payroll practices of the Company, subject to any increase as determined by the Compensation Committee in its sole discretion (the “Annual Base Salary”). Annual Base Salary may be increased, but not decreased, from time to time by the Board.

(b)	Annual Bonus. During the Term, the Executive will participate in an annual performance-based bonus plan (“Executive Bonus Plan”) established by the Compensation Committee at a target level of 80% of his Annual Base Salary (“Target Level”), and a maximum of 150% of Annual Base Salary. Such bonus shall be payable at such time as bonuses are paid to other senior executive officers who participate therein, provided however, that such bonus shall be paid in the Executive’s taxable year following the Company’s fiscal year to which such bonus applies. Notwithstanding the foregoing, with respect to each of the Company’s fiscal years that ends during the Term, the amount of the Executive’s annual bonus payable pursuant to such plan shall be determined as set forth on Exhibit A.

(c)	Equity Participation. During the Term, the Executive shall be entitled to participate in the Amended and Restated Equity Incentive Plan of Parent (the “Plan”), and shall be granted such awards under the Plan as determined in the discretion of the Board.

(d)	Benefits. The Executive shall be entitled to participate in employee benefit plans, programs and arrangements of the Company which are applicable to the senior officers of the Company at a level commensurate with the Executive’s position.

(e)	Relocation Expenses. If the Company requires the Executive to relocate his place of residence outside of the Greater Atlanta area during the Term, the Company shall reimburse Executive for any of the following expenses to the full extent reasonable: (i) real estate broker commissions and attorney fees associated with the sale of his former residence and purchase of a new residence, (ii) moving expenses (as defined in Section 217(b) of the Internal Revenue Code (the “Code”)), and (iii) to the extent approved by the Board, necessary temporary lodging for the Executive and his family, provided that the Executive shall properly account for such expenses in accordance with the Company’s policies and procedures.

4. Termination.
     The Executive’s employment hereunder may be terminated by the Company or the Executive, as applicable, without any breach of this Agreement only under the following circumstances:
(a)	Circumstances.
(i)	Death. The Executive’s employment hereunder shall terminate upon his death.

(ii)	Disability. If the Executive has incurred a Disability, the Company may give the Executive written notice of its intention to terminate the Executive’s employment. In that event, the Executive’s employment with the Company shall terminate effective on the 30th day after receipt of such notice by the Executive, provided that within the 30 days after such receipt, the Executive shall not have returned to full-time performance of his duties.

(iii)	Termination for Cause. The Company may terminate the Executive’s employment for Cause.

(iv)	Termination without Cause. The Company may terminate the Executive’s employment without Cause.

(v)	Resignation for Good Reason. The Executive may resign his employment for Good Reason.

(vi)	Resignation without Good Reason. The Executive may resign his employment without Good Reason.

(vii)	Non-extension of Term by the Company. The Company may give notice of non-extension to the Executive pursuant to Section 2(b).

(viii)	Non-extension of Term by the Executive. The Executive may give notice of non-extension to the Company pursuant to Section 2(b).
(b)	Notice of Termination. Any termination of the Executive’s employment by the Company or by the Executive under this Section 4 (other than termination pursuant to paragraph (a)(i)) shall be communicated by a written notice to the other party hereto indicating the specific termination provision in this Agreement relied upon, setting forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated, and specifying a Date of Termination which, if submitted by the Executive, shall be at least 30 days following the date of such notice (a “Notice of Termination”) provided, however, that the Company may, in its sole discretion, change the Date of Termination to any date following the Company’s receipt of the Notice of Termination. A Notice of Termination submitted by the Company may provide for a Date of Termination on the date the Executive receives the Notice of Termination, or any date thereafter elected by the Company in its sole discretion. The failure by the Executive or the Company to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Cause or Good Reason shall not waive any right of the Executive or the Company hereunder or preclude the Executive or the Company from asserting such fact or circumstance in enforcing the Executive’s or the Company’s rights hereunder.

(c)	Company obligations upon Termination of Employment. Upon a Termination of Employment, the Executive (or the Executive’s estate) shall be entitled to receive a lump sum equal to the Executive’s Annual Base Salary through the Date of Termination not theretofore paid, any bonus if declared or earned but not yet paid for a completed fiscal year, any expenses owed to the Executive, any accrued vacation pay owed to the Executive, and any amount arising from the Executive’s participation in, or benefits under any employee benefit plans, programs or arrangements, which amounts shall be payable in accordance with the terms and conditions of such employee benefit plans, programs or arrangements.
5. Severance Payments.
     The Executive shall be entitled to severance payments and benefits (collectively, the “Severance”) upon the terms set forth in this Section 5. Notwithstanding any other provision of the Agreement, the Executive’s right to Severance shall be subject to the Executive signing and not revoking the Release as set forth in Section 5(f) and subject to the continued compliance of the Executive with Sections 6, 7, 8 and 9 of this Agreement
(a)	Termination for Cause, Resignation without Good Reason or upon Non-extension by the Executive. If the Executive experiences a Termination of Employment pursuant to Sections 4(a)(iii) for Cause, Section 4(a)(vi) without Good Reason, or pursuant to Sections 4(a)(viii) due to Non-extension of the Agreement by the Executive, the Executive shall not be entitled to any Severance (other than as expressly provided for herein or under any benefit plan).

(b)	Termination of Employment upon death or Disability. If the Executive experiences a Termination of Employment pursuant to Section 4(a)(i) due to the Executive’s death, or pursuant to Section 4(a)(ii) due to the Executive’s Disability, the Company shall pay to the Executive (or the Executive’s estate):
(i)	an amount equal to the Annual Base Salary that the Executive would have been entitled to receive if the Executive’s employment had continued for a period of six months following the Date of Termination, in the manner and at such times as specified in Section 5(g); and

(ii)	a prorated amount of the Executive’s annual bonus based on the Company’s year-to-date performance through the Date of Termination in relation to the performance targets set forth in the Executive Bonus Plan (such amount to be determined in good faith by the Compensation Committee), on the First Payment Date.

(c)	Termination of Employment without Cause or resignation for Good Reason. If the Executive experiences a Termination of Employment due to the Company terminating the Executive’s employment without Cause pursuant to Section 4(a)(iv) or due to the Executive terminating his employment for Good Reason pursuant to Section 4(a)(v), the Company shall:
(i)	pay to the Executive an amount equal to the Annual Base Salary that the Executive would have been entitled to receive if the Executive’s employment had continued for a period of twelve months following the Date of Termination, in the manner and at such times as specified in Section 5(g);

(ii)	a lump sum equal to a pro-rata portion of the Executive’s Target Level annual bonus for the year of termination, based on the number of days the Executive was employed by the Company during the applicable year, on the First Payment Date; and

(iii)	continue coverage for the Executive and any dependents under all Company group health benefit plans in which the Executive and any dependents were entitled to participate immediately prior to the Date of Termination (under the same terms as during employment) for twelve months.
(d)	Termination of Employment upon Non-extension by the Company. If the Executive experiences a Termination of Employment pursuant to Section 4(a)(vii) due to Non-extension of the Agreement by the Company, the Company shall:
(i)	pay to the Executive an amount equal to the Annual Base Salary that the Executive would have been entitled to receive if the Executive’s employment had continued for a period of twelve months following the Date of Termination, payable in the manner and at such times as specified in Section 5(g); and

(ii)	pay to the Executive a prorated amount of the Executive’s annual bonus based on the Company’s year-to-date performance through the Date of Termination in relation to the performance targets set forth in the Executive Bonus Plan (such amount to be determined in good faith by the Compensation Committee), on the First Payment Date.
(e)	Termination of Employment On or Following a Change in Control.
(i)	If on or following the date of a Change in Control the Executive experiences a Termination of Employment as a result of (1) the Company terminating the Executive without Cause pursuant to Section 4(a)(iv), or (2) the Executive terminating his employment for Good Reason pursuant to Section 4(a)(v), then the twelve month periods in Section 5(c)(i) and (iii), Section 5(d)(i) and Sections 6 and 9 shall be twenty-four months; and

(ii)	If on or following the date of a Change of Control, the Executive Experiences a Termination of Employment pursuant to Section 4(a)(vii) due to Non-extension of the Agreement by the Company, the termination shall be deemed a termination by the Company without Cause pursuant to Section 4(a)(iv).
(f)	Release. Notwithstanding any provision to the contrary in this Agreement, except in the case of a termination pursuant to Section 4(a)(i) due to the Executive’s death, no Severance payments shall be made unless (i) on or following the Termination Date and on or prior to the 50th day following the Termination Date the Executive executes a waiver and release of claims agreement in the form attached hereto as Exhibit B (the “Release”), which Release may be amended by the Company to reflect changes in applicable laws and regulations, and (ii) such Release shall not have been revoked by the Executive on or prior to the 8th day following the date of the Release.

(g)	Payment Timing; Separate Payments. Except as otherwise provided in this Section 5, the Severance payments shall be payable in the form of salary continuation and shall be paid at the same time and in the same manner as the Executive’s Annual Base Salary would have been paid if the Executive had remained in active employment with the Company through the end of the applicable Severance period in accordance with the Company’s normal payroll practices as in effect on the Termination Date, except that any payments that would otherwise have been made before the first normal payroll payment date falling on or after the sixtieth (60th) day after the Termination Date (the “First Payment Date”) shall be made on the First Payment Date. Each separate Severance installment payment shall be a separate payment under this Agreement for all purposes.

(h)	Survival. The expiration or termination of the Term shall not impair the rights or obligations of any party hereto, which shall have accrued prior to such expiration or termination.

(i)	Mitigation. The Executive shall have no duty to mitigate the amount of any payment provided for hereunder by seeking other employment, and any income earned by the Executive from other employment or self-employment shall not be offset against any obligations of the Company to the Executive hereunder.

6. Competition.
(a)	The Executive shall not, at any time during the Term or during the 12-month period following the later of the expiration of the Term or the Date of Termination directly or indirectly engage in, have any equity interest in, or manage or operate any person, firm, corporation, partnership or business (whether as director, officer, employee, agent, representative, partner, security holder, consultant or otherwise) that engages in any business which materially competes with any material business of the Company or any entity owned by the Company anywhere in the world provided, however, that the Executive shall be permitted to acquire a passive stock or equity interest in such a business provided the stock or other equity interest acquired is not more than five percent (5%) of the outstanding interest in such business. Nothing herein shall prevent the Executive from engaging in any activity with, or holding a financial interest in, a non-competitive division, subsidiary or affiliate of an entity engaged in a business that materially competes with the Company.

(b)	During the Term and during the term set forth in Section 6(a), the Executive will not, and will not permit any of his affiliates to, directly or indirectly, recruit or otherwise solicit or induce any non-clerical employee, customer, subscriber or supplier of the Company to terminate its employment or arrangement with the Company, otherwise change its relationship with the Company, or establish any relationship with the Executive or any of his affiliates for any business purpose that is prohibited by subjection (a) above. Nothing herein shall prevent the Executive from serving as a reference.

(c)	In the event the terms of this Section 6 shall be determined by any court of competent jurisdiction to be unenforceable by reason of its extending for too great a period of time or over too great a geographical area or by reason of its being too extensive in any other respect, it will be interpreted to extend only over the maximum period of time for which it may be enforceable, over the maximum geographical area as to which it may be enforceable, or to the maximum extent in all other respects as to which it may be enforceable, all as determined by such court in such action.

(d)	As used in this Section 6, the term “Company” shall include the Company, Parent, and any of their direct or indirect subsidiaries.

7. Nondisclosure of Proprietary Information.
(a)	Except as required in the faithful performance of the Executive’s duties hereunder or pursuant to Section 7(c), the Executive shall, in perpetuity, maintain in confidence and shall not directly, indirectly or otherwise, use, disseminate, disclose or publish, or use for his benefit or the benefit of any person, firm, corporation or other entity any confidential or proprietary information or trade secrets of or relating to the Company, including, without limitation, information with respect to the Company’s operations, processes, products, inventions, business practices, finances, principals, vendors, suppliers, customers, potential customers, marketing methods, costs, prices, contractual relationships, regulatory status, compensation paid to employees or other terms of employment, or deliver to any person, firm, corporation or other entity any document, record, notebook, computer program or similar repository of or containing any such confidential or proprietary information or trade secrets. The parties hereby stipulate and agree that as between them the foregoing matters are important, material and confidential proprietary information and trade secrets and affect the successful conduct of the businesses of the Company (and any successor or assignee of the Company).

(b)	Upon termination of the Executive’s employment with the Company for any reason, the Executive will promptly deliver to the Company all correspondence, drawings, manuals, letters, notes, notebooks, reports, programs, plans, proposals, financial documents, or any other documents concerning the Company’s customers, business plans, marketing strategies, products or processes. The Executive shall be permitted to retain his rolodex (and similar address and telephone directories).

(c)	The Executive may respond to a lawful and valid subpoena or other legal process but shall give the Company the earliest reasonably possible notice thereof, shall, as much reasonably in advance of the return date as possible, make available to the Company and its counsel the documents and other information sought and shall reasonably assist such counsel in resisting or otherwise responding to such process. The Executive may disclose information that is public knowledge.

(d)	As used in this Section 7, the term “Company” shall include the Company, Parent and any of their direct or indirect subsidiaries.
8. Inventions.
     All rights to discoveries, inventions, improvements and innovations (including all data and records pertaining thereto) directly related to the Company’s business, whether or not patentable, copyrightable, registrable as a trademark, or reduced to writing, that the Executive may discover, invent or originate during the Term, either alone or with others and whether or not during working hours or by the use of the facilities of the Company (“Inventions”), shall be the exclusive property of the Company. The Executive shall promptly disclose all Inventions to the Company, shall execute at the request of the Company any assignments or other documents the Company may deem necessary to protect or perfect its rights therein, and shall assist the Company, at the Company’s expense, in obtaining, defending and enforcing the Company’s rights therein. The Executive hereby appoints the Company as his attorney-in-fact to execute on his behalf any assignments or other documents deemed necessary by the Company to protect or perfect its rights to any Inventions.

9. Non-Disparagement.
     At any time during the Term or during the 12-month period following the later of the expiration of the Term or the Date of Termination, each of the parties agrees that it will not disparage or denigrate to any person any aspect of his or its past relationship with the other, nor the character of the other or the other’s agents, representatives, products, or operating methods, whether past, present, or future, and whether or not based on or with reference to their past relationship; provided, however, that this paragraph shall have no application to any evidence or testimony requested of either party hereto by any court or government agency.
10. Injunctive Relief.
     It is recognized and acknowledged by the Executive that a breach of the covenants contained in Sections 6, 7, 8 and 9 will cause irreparable damage to Company and its goodwill, the exact amount of which will be difficult or impossible to ascertain, and that the remedies at law for any such breach will be inadequate. Accordingly, the Executive agrees that in the event of a breach of any of the covenants contained in Sections 6, 7, 8 and 9, in addition to any other remedy which may be available at law or in equity, the Company will be entitled to specific performance and injunctive relief.
11. Assignment and Successors.
     The Company may assign its rights and obligations under this Agreement to any entity, including any successor to all or substantially all the assets of the Company, by merger or otherwise, and may assign or encumber this Agreement and its rights hereunder as security for indebtedness of the Company and its affiliates. The Executive may not assign his rights or obligations under this Agreement to any individual or entity, except his estate upon his death. This Agreement shall be binding upon and inure to the benefit of the Company, the Executive and their respective successors, assigns, personnel and legal representatives, executors, administrators, heirs, distributees, devisees, and legatees, as applicable.
12. Governing Law.
     This Agreement shall be governed, construed, interpreted and enforced in accordance with the substantive laws of the state of New York, without reference to the principles of conflicts of law of New York or any other jurisdiction, and where applicable, the laws of the United States.
13. Validity.
     The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

14. Notices.
     Any notice, request, claim, demand, document and other communication hereunder to any party shall be effective upon receipt (or refusal of receipt) and shall be in writing and delivered personally or sent by telex, telecopy, or certified or registered mail, postage prepaid, as follows:
(a)	If to the Company:

The Carlyle Group 1001 Pennsylvania Avenue NW
Suite 220 South Washington, DC 20004 Fax: (202) 347-9250 Attn: Ian Fujiyama

and a copy to:

Latham & Watkins 555 Eleventh Street, N.W. 10th Floor Washington, DC 20004 Fax: (202) 637-2201 Attn: Daniel T. Lennon

(b)	If to the Executive:

Bruce M. Zorich 1185 Lake Shore Overlook Alpharetta, GA 30005 Fax: (770) 521-9351
     or at any other address as any party shall have specified by notice in writing to the other party.
15. Counterparts.
     This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same Agreement.
16. Entire Agreement.
     The terms of this Agreement and the other agreements and instruments contemplated hereby or referred to herein (collectively the “Related Agreements”) are intended by the parties to be the final expression of their agreement with respect to the employment of the Executive by the Company and may not be contradicted by evidence of any prior or contemporaneous agreement. The parties further intend that this Agreement and the Related Agreements shall constitute the complete and exclusive statement of their terms and that no extrinsic evidence whatsoever may be introduced in any judicial, administrative, or other legal proceeding to vary the terms of this Agreement and the Related Agreements.

17. Amendments; Waivers.
     This Agreement may not be modified, amended, or terminated except by an instrument in writing, signed by the Executive and a duly authorized officer of Company. By an instrument in writing similarly executed, the Executive or a duly authorized officer of the Company may waive compliance by the other party or parties with any provision of this Agreement that such other party was or is obligated to comply with or perform, provided, however, that such waiver shall not operate as a waiver of, or estoppel with respect to, any other or subsequent failure. No failure to exercise and no delay in exercising any right, remedy, or power hereunder preclude any other or further exercise of any other right, remedy, or power provided herein or by law or in equity.
18. No Inconsistent Actions.
     The parties hereto shall not voluntarily undertake or fail to undertake any action or course of action inconsistent with the provisions or essential intent of this Agreement. Furthermore, it is the intent of the parties hereto to act in a fair and reasonable manner with respect to the interpretation and application of the provisions of this Agreement.
19. Construction.
     This Agreement shall be deemed drafted equally by both the parties. Its language shall be construed as a whole and according to its fair meaning. Any presumption or principle that the language is to be construed against any party shall not apply. The headings in this Agreement are only for convenience and are not intended to affect construction or interpretation. Any references to paragraphs, subparagraphs, sections or subsections are to those parts of this Agreement, unless the context clearly indicates to the contrary. Also, unless the context clearly indicates to the contrary, (a) the plural includes the singular and the singular includes the plural; (b) “and” and “or” are each used both conjunctively and disjunctively; (c) “any,” “all,” “each,” or “every” means “any and all,” and “each and every”; (d) “includes” and “including” are each “without limitation”; (e) “herein,” “hereof,” “hereunder” and other similar compounds of the word “here” refer to the entire Agreement and not to any particular paragraph, subparagraph, section or subsection; and (f) all pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, neuter, singular or plural as the identity of the entities or persons referred to may require.

20. Arbitration.
     Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration, conducted before an arbitrator in Atlanta, Georgia in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitration award in any court having jurisdiction, provided, however, that the Company shall be entitled to seek a restraining order or injunction in any court of competent jurisdiction to prevent any continuation of any violation of the provisions of Sections 6, 7, 8 or 9 of the Agreement and the Executive hereby consents that such restraining order or injunction may be granted without requiring the Company to post a bond. Only individuals who are (i) lawyers engaged fulltime in the practice of law; and (ii) on the AAA register of arbitrators shall be selected as an arbitrator. Within 20 days of the conclusion of the arbitration hearing, the arbitrator shall prepare written findings of fact and conclusions of law. It is mutually agreed that the written decision of the arbitrator shall be valid, binding, final and non-appealable, provided however, that the parties hereto agree that the arbitrator shall not be empowered to award punitive damages against any party to such arbitration. The arbitrator shall require the non-prevailing party to pay the arbitrator’s full fees and expenses or, if in the arbitrator’s opinion there is no prevailing party, the arbitrator’s fees and expenses will be borne equally by the parties thereto. In the event action is brought to enforce the provisions of this Agreement pursuant to this Section 20, the non-prevailing parties shall be required to pay the reasonable attorney’s fees and expenses of the prevailing parties to the extent determined to be appropriate by the arbitrator, acting in its sole discretion.
21. Enforcement.
     If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws effective during the term of this Agreement, such provision shall be fully severable; this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a portion of this Agreement; and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance from this Agreement. Furthermore, in lieu of such illegal, invalid or unenforceable provision there shall be added automatically as part of this Agreement a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.
22. Income Tax Gross-Up.
     To the extent that any payments made by the Company to the Executive pursuant Section 3(f) of the Agreement are included in the Executive’s taxable compensation and are not otherwise deductible by the Executive under the Code, Company shall pay the Executive a lump sum amount which shall, after payment of all applicable income taxes thereon, be sufficient to reimburse the Executive for any applicable income taxes imposed on such taxable compensation. Notwithstanding any other provision of this Agreement, (i) no such payment shall be made if the Executive does not submit a timely request for such payment and (ii) such payment must be made on or before the last day of the Executive’s taxable year following the taxable year in which the applicable taxes shall have been paid by the Executive.
23. Withholding.
     The Company shall be entitled to withhold from any amounts payable under this Agreement any federal, state, local or foreign withholding or other taxes or charges which the Company is required to withhold. The Company shall be entitled to rely on an opinion of counsel if any questions as to the amount or requirement of withholding shall arise.

24. In-Kind Benefits and Reimbursements.
     Notwithstanding anything to the contrary in this Agreement, in-kind benefits and reimbursements provided under this Agreement during any tax year of the Executive shall not affect in-kind benefits or reimbursements to be provided in any other tax year of the Executive, except for the reimbursement of medical expenses referred to in Section 105(b) of the Code, and are not subject to liquidation or exchange for another benefit. Notwithstanding anything to the contrary in this Agreement, reimbursement requests must be timely submitted by the Executive and, if timely submitted, reimbursement payments shall be made to the Executive as soon as administratively practicable following such submission, but in no event later than the last day of the Executive’s taxable year following the taxable year in which the expense was incurred. In no event shall the Executive be entitled to any reimbursement payments after the last day of Executive’s taxable year following the taxable year in which the expense was incurred. This paragraph shall only apply to in-kind benefits and reimbursements that would result in taxable compensation income to the Executive.
25. Indemnification and Insurance.
     The Company shall indemnify the Executive to the fullest extent permitted by the laws of the State of New York, as in effect at the time of the subject act or omission, and he will be entitled to the protection of any insurance policies the Company may elect to maintain generally for the benefit of its directors and senior executive officers against all costs, charges and expenses incurred or sustained by him in connection with any action, suit or proceeding to which he may be made a party by reason of his being or having been a director, officer or employee the Company or any of its subsidiaries or his serving or having served any other enterprise, plan or trust as a director, officer, employee or fiduciary at the request of the Company (other than any dispute, claim or controversy arising under or relating to this Agreement (except for this Section 24)). The provisions of this Section 25 shall survive any termination of Executive’s employment or any termination of this Agreement.
26. Principal Stockholder Obligation.
     The Principal Stockholders shall have no obligations under this Agreement.
27. Employee Acknowledgement.
     The Executive acknowledges that he has read and understands this Agreement, is fully aware of its legal effect, has not acted in reliance upon any representations or promises made by the Company other than those contained in writing herein, and has entered into this Agreement freely based on his own judgment.

     IN WITNESS WHEREOF, the parties have executed this Agreement on the date and year first above written.

COMPANY
By:	/s/ Keith Zar
	Name:	Keith Zar
	Title:	Vice President

EXECUTIVE
By:	/s/ Bruce M. Zorich
	Name:	Bruce M. Zorich
Address: 1185 Lake Shore Overlook Alpharetta, GA 30005

Exhibit A
ANNUAL BONUS SCHEDULE

EBITDA as % of
Budgeted EBITDA:	% of Target Level*:
Less than 90%	0%

90% to 100%	50% to 100%

100% to 110%	100% to 150%

110% to 120%	150% to 200%

120% to 130%	200% to 250%

Over 130%	250%

*	Target Level percentages between benchmarks shall be determined by means of linear interpolation.

Exhibit B
General Release and Waiver
     For and in consideration of the payments and other benefits due to Bruce Zorich (the “Executive”) pursuant to the Amended and Restated Employment Agreement, dated as of December 23, 2008 (the “Employment Agreement”), by and between United Components, Inc. (the “Company”) and the Executive, and for other good and valuable consideration, the Executive hereby agrees, for the Executive, the Executive’s spouse and child or children (if any), the Executive’s heirs, beneficiaries, devisees, executors, administrators, attorneys, personal representatives, successors and assigns, to forever release, discharge and covenant not to sue the Company, or any of its divisions, affiliates, subsidiaries, parents, branches, predecessors, successors, assigns, and, with respect to such entities, their officers, directors, trustees, employees, agents, shareholders, administrators, general or limited partners, representatives, attorneys, insurers and fiduciaries, past, present and future (the “Released Parties”) from any and all claims of any kind arising out of, or related to, his employment with the Company, its affiliates and subsidiaries (collectively, with the Company, the “Affiliated Entities”), the Executive’s separation from employment with the Affiliated Entities, which the Executive now has or may have against the Released Parties, whether known or unknown to the Executive, by reason of facts which have occurred on or prior to the date that the Executive has signed this Release. Such released claims include, without limitation, any and all claims relating to the foregoing under federal, state or local laws pertaining to employment, including, without limitation, the Age Discrimination in Employment Act, Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. Section 2000e et. seq., the Fair Labor Standards Act, as amended, 29 U.S.C. Section 201 et. seq., the Americans with Disabilities Act, as amended, 42 U.S.C. Section 12101 et. seq. the Reconstruction Era Civil Rights Act, as amended, 42 U.S.C. Section 1981 et. seq., the Rehabilitation Act of 1973 , as amended, 29 U.S.C. Section 701 et. seq., the Family and Medical Leave Act of 1992, 29 U.S.C. Section 2601 et. seq., and any and all state or local laws regarding employment discrimination and/or federal, state or local laws of any type or description regarding employment, including but not limited to any claims arising from or derivative of the Executive’s employment with the Affiliated Entities, as well as any and all such claims under state contract or tort law.
     The Executive has read this Release carefully, acknowledges that the Executive has been given at least twenty-one (21) days to consider all of its terms and has been advised to consult with an attorney and any other advisors of the Executive’s choice prior to executing this Release, and the Executive fully understands that by signing below the Executive is voluntarily giving up any right which the Executive may have to sue or bring any other claims against the Released Parties, including any rights and claims under the Age Discrimination in Employment Act. The Executive also understands that the Executive has a period of seven (7) days after signing this Release within which to revoke his agreement, and that neither the Company nor any other person is obligated to make any payments or provide any other benefits to the Executive pursuant to the Employment Agreement until eight (8) days have passed since the Executive’s signing of this Release without the Executive’s signature having been revoked other than any accrued obligations or other benefits payable pursuant to the terms of the Company’s normal payroll practices or employee benefit plans. Finally, the Executive has not been forced or pressured in any manner whatsoever to sign this Release, and the Executive agrees to all of its terms voluntarily.

     Notwithstanding anything else herein to the contrary, this Release shall not affect: (i) the Company’s obligations under Sections 4(c) or 5(b), (c), (d) or (e) of the Employment Agreement or under any compensation or employee benefit plan, program or arrangement (including, without limitation, obligations to the Executive under any stock option, stock award or agreements or obligations under any pension, deferred compensation or retention plan) provided by the Affiliated Entities where the Executive’s compensation or benefits are intended to continue or the Executive is to be provided with compensation or benefits, in accordance with the express written terms of such plan, program or arrangement, beyond the date of the Executive’s termination; or (ii) rights to indemnification, contribution or liability insurance coverage the Executive may have under the by-laws of the Company or applicable law.
     This Release is subject to Sections 12 and 20 of the Employment Agreement. This Release is final and binding and may not be changed or modified except in a writing signed by both parties.

Date	BRUCE ZORICH

Date	UNITED COMPONENTS, INC.